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                                                                     EXHIBIT 4.3

                              GUARANTEE UNDERTAKING
                                       OF
                             THE ASSISTANT TREASURER
                                       OF
                                    AT&T INC.

          I, Charles P. Allen, the Assistant Treasurer of AT&T Inc. (the "Corporation"), pursuant to the authority granted to me in the Schedule of Authorizations of the Corporation, dated as of November 18, 2005, hereby undertake on behalf of the Corporation for the benefit of the respective holders of the Subject Debt Security (as defined below), as follows:

     (1) The Corporation hereby unconditionally and irrevocably guarantees the punctual and full payment of all amounts payable by BellSouth Corp. under the outstanding Subject Debt Security as and when the same shall become due and payable (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise, in accordance with the terms of the Subject Debt Security and of the indenture under which such security was issued) (the "Guarantee").

     (2) The Guarantee with respect to the outstanding Subject Debt Security will continuously remain in effect until the entire principal of (and premium, if any) and interest, if any, on such Subject Debt Security shall have been paid in full.

     (3) The Guarantee will constitute the direct, absolute and unconditional, unsubordinated and unsecured obligation of the Corporation ranking pari passu with all of its unsecured and unsubordinated obligations.

     (4) The holders of the Subject Debt Security are entitled to enforce their rights under the indenture relating to such security directly against the Corporation, without first instituting a proceeding against the issuer of such security or any other person or entity, upon any event of default in payment of principal, or premium, if any, or interest, if any, on such security (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise).

     (5) This Guarantee undertaking is enforceable to the fullest extent permitted by law.

     (6) For the purposes of this Guarantee undertaking, the term "Subject Debt Security" shall mean the following:

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     BellSouth Corp.'s Two Year Floating Rate Notes due August 15, 2008 ($1.2
     billion principal amount).

     (7) The Guarantee is effective on the date hereof.

          IN WITNESS WHEREOF, I have executed this Guarantee undertaking.

Dated: December 29, 2006


                                        /s/ Charles P. Allen
                                        ----------------------------------------
                                        Name: Charles P. Allen
                                        Title: Managing Director - Assistant
                                               Treasurer